EXHIBIT 3



                            FORM OF VOTING AGREEMENT


            This Voting Agreement (this "Agreement"), dated as of May 29, 2003,
between                 ("Holder") and Hometown America, LLC, a Delaware limited
liability company ("Purchaser").

            WHEREAS, Purchaser and Chateau Communities, Inc., a Maryland corporation ("Chateau"), among others, are parties to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of the date hereof, pursuant to which the parties thereto shall cause, among other things, Chateau to merge with and into Merger Sub and shall cause Partnership Merger Sub to merge with and into Chateau OP, upon the terms and subject to the conditions set forth in the Merger Agreement; and

            WHEREAS, in order to induce Purchaser to enter into the Merger Agreement, Purchaser has requested Holder, and Holder has agreed, to enter into this Agreement; and

            WHEREAS, capitalized terms used herein and not otherwise defined, shall have the meanings ascribed to such terms in the Merger Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto hereby agree as follows:

            1. During the period (the "Agreement Period") beginning on the date hereof and ending on the earlier of (i) the Effective Time and (ii) the date of termination of the Merger Agreement in accordance with its terms, Holder agrees to vote or take action by written consent, or act to approve (each, a "Vote") any and all Chateau Common Stock or Chateau OP Units, including any securities or options exchangeable or convertible into any of the above, or any capital stock or other securities of any of the above, in each case, as set forth opposite Holder's name on Schedule A hereto (the "Schedule A Securities") beneficially owned by Holder as of the date hereof, and any such Schedule A Securities acquired by Holder after the date hereof, (x) to approve and adopt the Merger Agreement, the Merger and the Partnership Merger and any actions directly and reasonably related thereto at any meeting or meetings, or actions by written consent or other approvals, of the holders of Chateau Common Stock or Chateau OP Unit Holders, and at any adjournments or postponements thereof, at or by which such Merger Agreement, or such other actions, are submitted for the consideration and vote, consent or approval of the holders of Chateau Common Stock or Chateau OP Unit Holders, so long as such meeting, consent or approval is held or sought and completed prior to the termination of the Agreement Period, and (y) to help cause such meeting, consent or approval to be held or sought.

            2. During the Agreement Period, Holder agrees that it will not Vote any of Holder's Schedule A Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of Chateau or Chateau OP or any Affiliate of either of them or any other extraordinary transaction involving Chateau or Chateau OP or any Affiliate of either of them or any matters related to or in connection therewith, or any corporate action that upon consummation would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

            3. As security for Holder's agreements provided for herein, Holder grants to Purchaser a proxy to vote the Schedule A Securities solely with respect to the matters specified in, and in




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accordance with the provisions of, Paragraphs 1 and 2 of this Agreement. Holder agrees that this proxy shall be irrevocable during the Agreement Period and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy and hereby revokes any proxy previously granted by Holder with respect to the Schedule A Securities.

            4. During the Agreement Period, Holder shall comply with (and not cause Chateau or Chateau OP to violate) Section 4.6 of the Merger Agreement.

            5. Holder agrees not to exercise any rights (including, without limitation, Section 3-210 of the MGCL, Section 10-208 of the MRULPA and Section 4A-705 of the MLLCA, or any other similar Law) to demand appraisal with respect to any of the Schedule A Securities owned by Holder with respect to the Mergers.

            6. Holder represents and warrants to Purchaser that as of the date hereof:

               (a) Holder (i) (A) owns beneficially and of record all of the Schedule A Securities, free and clear of any Liens and (B) does not own beneficially or of record any other shares of Chateau Common Stock, Chateau OP Units or securities convertible into or exchangeable for shares of Chateau Common Stock, Chateau OP Units or any other securities or options relating thereto other than the Schedule A Securities, (ii) has the full and unrestricted legal capacity, power, authority and right to enter into, execute, deliver and perform its obligations under this Agreement without the consent or approval of any other person, (iii) has (on the date hereof) and will have (as of the date of the stockholders Meeting and Chateau Partner Approval), shared or sole voting power with respect to the Schedule A Securities, and (iv) is not party to any voting agreement, and has not granted any person any proxy (revocable or irrevocable), with respect to such shares (other than pursuant to this Agreement); and

               (b) assuming the due authorization, execution and delivery of this Agreement by Purchaser, this Agreement is the valid and binding agreement of Stockholder, enforceable in accordance with its terms.

            7. Holder agrees that it will not (a) sell, transfer, pledge, assign, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, assignment, encumbrance or other disposition of, or limitation on the voting rights of, any of the Schedule A Securities (whether to an Affiliate or otherwise) until the expiration of the Agreement Period, (b) grant any proxies or powers of attorney, deposit any Schedule A Securities into a voting trust or enter into a voting agreement with respect to any Schedule A Securities, (c) take any action that would make any representation or warranty of Holder contained herein untrue or incorrect or have the effect of preventing or delaying Holder from performing its obligations under this Agreement, or (d) commit or agree to take any of the foregoing actions, other than (i) pursuant to this Agreement or the Merger Agreement and (ii) transfers to Purchaser. Any transfer of Schedule A Securities not permitted hereby shall be null and void.

            8. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent Holder, if Holder is serving on the Board of Directors of Chateau, from exercising his or her duties and obligations as a director of Chateau or otherwise taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of Chateau.

            9. Holder agrees, while this Agreement is in effect, to promptly notify Purchaser of the number of any new shares of Chateau Common Stock and Chateau OP Units, or securities or options


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exchangeable or convertible into or relating to any of the above, or any capital stock or other security of any of the above, acquired by Holder, if any, after the date hereof. Any such securities shall be subject to the terms of this Agreement and shall be Schedule A Securities for all purposes hereunder.

            10. Holder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, proxies, documents and other instruments deemed by Purchaser to be reasonably necessary or desirable for the purpose of effectively carrying out the transactions contemplated by this Agreement and the covenants contained herein.

            11. If any provision of this Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Agreement.

            12. This Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by all parties hereto. Except for provisions of this Agreement that by their terms survive the termination hereof, the provisions of this Agreement shall terminate upon the expiration of the Agreement Period.

            13. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Agreement.

            14. (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT REGARD TO ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAW. EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

                (b) Each of the parties hereto (i) consents to submit itself exclusively to the personal jurisdiction of the United States District Court in Maryland or any Maryland State court as well as the jurisdiction of any court from which an appeal may be taken from such courts in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, including for the purpose of any litigation, proceeding or other action arising out of such party's obligations under or with respect to this Agreement and the transactions contemplated hereby and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and expressly waives any and all objections such party may have to venue in such courts.

            15. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of


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transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

            If to Holder:







            If to Purchaser:

            Hometown America, LLC
            150 North Wacker Drive
            Suite 800
            Chicago, IL 60606
            Attention:
            Fax: (312) 499-3601

            with a copy to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, NY  10019
            Attention: Adam O. Emmerich, Esq.
            Fax: (212) 403-2234


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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 29th day of May, 2003.

                                    HOMETOWN AMERICA, L.L.C

                                    By:  Hometown Residential Manager, L.L.C.,
                                         a Delaware Limited Liability Company,
                                         Manager


                                    By:  /s/ Richard G. Cline
                                       ---------------------------------------
                                       Name: Richard G. Cline, Jr.
                                       Title:  Manager



                                    HOLDER



                                    By:
                                       ---------------------------------
                                       Name:
                                       Title:


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                              SCHEDULE A SECURITIES



                  Holder                          Securities
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